EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the WebMD Corporation 1996 Stock Plan, the WebMD Corporation 2004 Non-Qualified Stock Option Plan for Employees of Dakota Imaging, Inc. and the WebMD Corporation 2004 Non-Qualified Stock Option Plan for Employees of VIPS, Inc. of our reports dated February 27, 2004, except for Note 22, as to which the date is March 4, 2004, with respect to the consolidated financial statements and schedule of WebMD Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
November 11, 2004